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                                                                 Exhibit 11

              FIRST EMPIRE STATE CORPORATION AND SUBSIDIARIES


COMPUTATION OF EARNINGS PER COMMON SHARE

                                                    Year ended December 31
                                                  -------------------------
Amounts in thousands, except per share             1993      1992      1991
Primary                                            ----      ----      ----
  Average common share outstanding                6,869     6,735     6,673
  Common stock equivalents*                         222       298       232
                                                  -----     -----     -----
  Primary common shares outstanding               7,091     7,033     6,905
                                                  =====     =====     =====

Net income                                     $101,992    97,937    67,194
Less: Preferred stock dividends                   3,600     3,600     2,860
                                                -------    ------    ------
  Net income available to common shareholders    98,392    94,337    64,334
                                                =======    ======    ======

Earnings per common share-primary              $  13.87     13.41      9.32
                                                  =====     =====     =====

Fully diluted
  Average common shares outstanding               6,869     6,735     6,673
  Common stock equivalents*                         225       302       268
  Assumed conversion of convertible
     preferred stock                                507       507       406
                                                  -----     -----     -----
       Fully diluted average common
         shares outstanding                       7,601     7,544     7,347
                                                  =====     =====     =====

Net income                                    $ 101,992    97,937    67,194
                                                =======    ======    ======
Earnings per common share-fully diluted        $  13.42     12.98      9.15
                                                 ======     =====     =====


* Represents shares issuable upon the assumed exercise of outstanding common stock options under the "Treasury Stock" method of accounting.